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EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT dated as of August 24, 2001, by and between Tech Laboratories, Inc. (the "Company"), a New Jersey corporation with offices at 955 Belmont Avenue, North Haledon, New Jersey 07508 and Bernard M. Ciongoli, an individual residing at 17 Liberty Ridge Road, Totowa, New Jersey (hereinafter referred to as the "Executive").

         WHEREAS, the Executive is presently employed by the Company as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated October 1, 1998, as amended June 16, 1999, and as amended February 21, 2001 (collectively referred to hereinafter as the "1998 Employment Agreement"); and

         WHEREAS, the Company and the Executive desire to restate certain terms of employment by and between the Company and the Executive as set forth in the 1998 Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

         The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein.

         1. TITLE; CAPACITY. The Executive shall serve as President, Chief Executive Officer, and Chief Financial Officer of the Company and shall be based at the Company's headquarters in North Haledon, New Jersey. The Executive hereby accepts such employment and agrees to devote a majority of his working time and efforts to the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors (the "Board") shall from time to time reasonably assign to him. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         2. TERM OF EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period commencing on the date hereof (the "Commencement Date") and continuing for five (5) years thereafter (such period, including all extensions thereto, to be collectively referred to as the "Employment Period"), unless otherwise terminated pursuant to the terms hereof. At the end of the Employment Period, this Agreement shall automatically be renewed for an additional three (3) year period, unless either party provides at least one hundred eighty (180) days' prior written notice of its decision not to renew the Agreement. Any notice given pursuant to this Section shall be provided in accordance with the terms of Section 8.1 hereof.

         3. COMPENSATION AND BENEFITS.

                  3.1. SALARY. The Company will compensate the Executive for services rendered by the Executive hereunder at the per annum rate of (i) one hundred fifty thousand dollars ($150,000) per year for each year of the Employment Period (the "Salary"). Executive's Salary shall be payable in accordance with the Company's customary payroll practices. Additionally, the Salary may be increased annually as determined by the Board.

                  3.2. SALES BONUS. The Executive shall also receive a cash bonus of two percent (2%) of the Company's sales in excess of one million dollars ($1,000,000) in each fiscal year that ends during the Employment Period, beginning, in accordance with the terms of this Employment Agreement, with the fiscal year ending 2001, which bonus shall be paid on or before February 15 of each year, immediately succeeding the year for which such bonus, if any, is payable.

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                  3.3. DISCRETIONARY BONUS. The Executive shall also be eligible to receive a bonus in cash and stock options as determined by the Board.

                  3.4. STOCK OPTIONS. In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of the Company, the Company shall grant to Executive, on the Commencement Date, a five (5) year option to purchase five hundred thousand (500,000) shares of the Company's common stock (the "Options") at an exercise price equal to the closing bid for the Company's stock on the Commencement Date, $0.43 per share, which shall vest and become exercisable as follows: 20% of the Options shall vest and become exercisable six (6) months after the Commencement Date; an additional 20% of the Options shall vest and become exercisable twelve (12) months after the Commencement Date; an additional 20% of the Options shall vest and become exercisable eighteen (18) months after the Commencement Date; an additional 20% of the Options shall vest and become exercisable twenty-four (24) months after the Commencement Date; and the final 20% of the Options shall vest and become exercisable thirty (30) months after the Commencement Date. Notwithstanding anything to the contrary herein, all of the outstanding Options shall become fully vested and exercisable upon the termination of Executive's employment by the Company without Cause pursuant to Section 4.6 or by Executive for Good Reason pursuant to Section 4.5. The Options shall have such other terms and conditions as set forth in a stock option agreement to be entered into between the Company and Executive.

                  3.5. REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

                  3.6. INSURANCE. The Executive shall be entitled to health insurance coverage, term life insurance and long term disability insurance to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

                  3.7. VACATION. The Executive shall be entitled to four weeks paid vacation per year.

         4. EMPLOYMENT TERMINATION. The employment of the Executive by the Company pursuant to this Agreement may be terminated under the following circumstances:

                  4.1. EXPIRATION OF TERM. Expiration of the Employment Period in accordance with Section 2.

                  4.2. DEATH. Upon the death of the Executive.

                  4.3. DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have failed to perform the services contemplated under this Agreement for a period of 270 consecutive days, or a total of at least 300 calendar days during any 365-day period, or a determination of disability shall have been made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician whose determination as to disability shall be binding on both parties.


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                  4.4. CAUSE. The Company may terminate the Executive's
employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder in the event:

                           (i) Executive shall have willfully failed and
continued to fail substantially to perform the duties (other than any failure resulting from the Executive's incapacity due to physical or mental illness or any actual or anticipated failure after the issuance by him of a Notice of Termination, as defined in Section 4.7), for 30 days after a written demand for performance is delivered to the Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties; provided that the Company's economic performance or failure to meet any specific projection shall not, in and of itself, constitute "Cause"; or

                           (ii) the Executive shall have engaged in (A) any
material misappropriation of funds, properties or assets of the Company or (B) any malicious damage or destruction of any property or assets of the Company, whether resulting from the Executive's wilful actions or omissions or the Executive's gross negligence; or

                           (iii) the Executive shall (A) have been convicted of
a crime involving moral turpitude or constituting a felony or (B) entered a plea of nolo contendere to any such crime, either of which has had a material adverse effect upon the business of the Company; or

                           (iv) the Executive shall have (A) breached his
obligations under Section 6 hereof, and such breach has or is likely to have a material adverse effect on the Company's business taken as a whole, or (B) breached any of the other material provisions of this Agreement and such breach shall remain uncured by the Executive within 30 days following receipt of notice from the Company specifying in reasonable detail the nature and effect of such breach.

                  4.5. TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder (i) upon 90 days written notice or (ii) for Good Reason. "Good Reason" means any of: (i) a change in Executive's reporting relationships, titles, or offices representing a material reduction in Executive's position and status (provided that any change which results in the Executive no longer being the Company's chief executive officer, or no longer having the title Chief Executive Officer, or no longer reporting directly to the Board shall be deemed to be "material" for this purpose), (ii) a reduction in Executive's Salary in effect from time to time or other failure by the Company to provide the benefits and compensation contemplated by this Agreement, (iii) a relocation of Executive's place of employment by more than fifty (50) miles from the Company's offices in North Haledon, New Jersey, (iv) a "Change in Control" (as defined below) of the Company or (iv) any other material breach of this Agreement by the Company. Notwithstanding the foregoing, an occurrence, event, conduct or lack thereof shall not (if a cure is possible) constitute "Good Reason" unless Executive had previously given a written notice (which notice must state in detail such occurrence, event, conduct or lack thereof) to the Company and given the Company at least thirty (30) days to cure such occurrence, event, conduct or lack thereof (to the extent a cure is reasonably possible).

         For purposes of this Section 4.5, a "Change in Control" shall be deemed to have taken place if any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company's Voting Securities pursuant to an offering of such Voting Securities, or (vi) pursuant to any acquisition by Executive or any group or persons including Executive (or any entity controlled by Executive or any group of persons including Executive).

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                  4.6. TERMINATION WITHOUT CAUSE. The Company may, by notice to
Executive at any time during the Employment Period, terminate the Employment Period without cause.

                  4.7. NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 4.2) shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for termination of the Executive's employment under the provision so indicated.

                  4.8. DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to Section 4.1, the date on which the Employment Period expires pursuant to Section 2, (ii) if the Executive's employment is terminated pursuant to Section 4.2, the date of the Executive's death, (iii) if the Executive's employment is terminated pursuant to
Section 4.3, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period), (iv) if the Executive's employment is terminated pursuant to Section 4.4 or subsection (i) of Section 4.5, the date specified in the Notice of Termination, provided that in the case of a Section
4.4 termination it is at least 30 days subsequent to the date of the issuance of such Notice of Termination and in the case of a subsection (i) of Section 4.5 termination it is at least 90 days subsequent to the date of the issuance of such Notice of Termination, (v) if the Executive's employment is terminated pursuant to subsection (ii) of Section 4.5, the date specified in such Notice of Termination, and (vi) if the Executive's employment is terminated pursuant to
Section 4.6, the date that is thirty (30) days following the date on which notice of such termination is given, except as otherwise specifically provided herein.

         5. COMPENSATION UPON TERMINATION.

                  5.1. If the Executive's employment is terminated under the provisions of Sections 4.1, 4.4 or subsection (i) of Section 4.5, the Company shall pay to the Executive his full salary, bonus and benefits through the Date of Termination.

                  5.2. If the Executive's employment is terminated by the Executive's death under the provisions of Section 4.2, the Company shall pay to the Executive's estate the Executive's full Salary, sales bonus, and benefits to the Executive through the Date of Termination.

                  5.3. If the Executive's employment is terminated under the provisions of Section 4.3, the Company shall pay to the Executive his full Salary, sales bonus, and benefits through the Date of Termination. During any period that the Executive fails to perform his duties hereunder as a result of disability (as defined in Section 4.3), the Executive shall continue to receive his full salary, bonus and benefits through the Date of Termination.

                  5.4. If Executive's employment is terminated by the Company without Cause pursuant to the provisions of Section 4.6 or the Executive shall terminate his employment pursuant to subsection (ii) of Section 4.5, then the Company shall pay Executive a lump-sum cash payment, within forty-five (45) days of the Date of Termination, (a) of an amount equal to Executive's total Salary for the remaining period of the Employment Period and (b) fifty thousand dollars ($50,000) for each year, or a prorated amount for any portion of a year, remaining under the Employment Period as severance pay. Additionally, the Executive shall be paid, on a quarterly basis, all amounts the Executive is entitled to under Section 3.2 from the Date of Termination until the expiration of the Employment Period.

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                           (i) The Company shall pay all other costs and
expenses to which the Executive may be entitled as a result of such termination, including all legal fees and expenses incurred by him as a result of such termination.

                           (ii) In the event that (A) any payment or benefit
received or to be received by the Executive in connection with a Change in Control of the Company or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (collectively referred to herein as "Severance Payments") would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") by the Company, an affiliate or other person making such payment or providing such benefit and (B) it shall be determined that the net amount retained by the Executive, after deduction of the excise tax imposed by section 4999 of the Code and any federal, state and local income and employment taxes on the Severance Payments, does not exceed 110% of the net amount retained by the Executive after applying the limitations of this subsection (iv) of Section 5.4 and after deduction of any federal, state and local income and employment taxes on the Severance Payments as so reduced, the Severance Payments shall be reduced until no portion of the Severance Payments is not deductible, or the Severance Payments are reduced to zero. For purposes of this limitation (i) no portion of the Severance Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account, (ii) no portion of the Severance Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Severance Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Severance Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the income taxes on the Severance Payments, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Severance Payments are to be made and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         6. PROPRIETARY INFORMATION AND DEVELOPMENTS.

                  6.1. PROPRIETARY INFORMATION.

                           (i) The Executive agrees that all information and
know how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. The Executive will not disclose any Proprietary Information to others outside the Company, except as required to be disclosed to the Company's attorneys, auditors, and other professionals who are under an obligation to maintain the confidentiality of the Proprietary Information, or use the Proprietary Information for any unauthorized purposes without written approval by the Board, either during or after the Executive's employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.


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                           (ii) The Executive agrees that all files, letters,
memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

                           (iii) The Executive agrees that his obligation not to
disclose or use information, know-how and records of the types set forth in subsection (i) and (ii) above, also extends to such types of information, know-how, records, and tangible property of third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

         7. NON-COMPETITION, NON-SOLICITATION.

                  7.1. NON-SOLICITATION OF EMPLOYEES. The Executive agrees that for a period of two (2) years after the Date of Termination, the Executive shall not directly recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave the employment of the Company.

                  7.2. NON-COMPETITION. The Executive agrees that during the term of the Executive's employment with the Company, the Executive shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in competition with the Company or any of its subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided the Company or one of its subsidiaries are actively engaged in such business at the time the Executive's employment by the Company is terminated.

         8. MISCELLANEOUS.

                  8.1. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

                  8.2. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

                  8.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

                  8.4. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

                  8.5. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey.

                  8.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.


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                  8.7. WAIVERS. No delay or omission by the Company in
exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  8.8. CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  8.9. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                                TECH LABORATORIES, INC.


                                                By: /s/ Earl M. Bjorndal
                                                   -----------------------------
                                                       Earl M. Bjorndal

                                                EXECUTIVE

                                                /s/ Bernard M. Ciongoli
                                                --------------------------------
                                                Bernard M. Ciongoli


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